Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-253816

Supplementing the Preliminary Prospectus

Supplement dated May 12, 2022

(To the Prospectus dated March 3, 2021)

INTERCONTINENTAL EXCHANGE, INC.

May 12, 2022

$1,250,000,000 3.650% SENIOR NOTES DUE 2025

$1,500,000,000 4.000% SENIOR NOTES DUE 2027

$1,250,000,000 4.350% SENIOR NOTES DUE 2029

$1,500,000,000 4.600% SENIOR NOTES DUE 2033

$1,500,000,000 4.950% SENIOR NOTES DUE 2052

$1,000,000,000 5.200% SENIOR NOTES DUE 2062

The information in this pricing term sheet relates to the offering (the “Offering”) of 3.650% Senior Notes due 2025 (the “2025 Notes”), 4.000% Senior Notes due 2027 (the “2027 Notes”), 4.350% Senior Notes due 2029 (the “2029 Notes”), 4.600% Senior Notes due 2033 (the “2033 Notes”), 4.950% Senior Notes due 2052 (the “2052 Notes”) and 5.200% Senior Notes due 2062 (the “2062 Notes” and, together with the 2025 Notes, the 2027 Notes, the 2029 Notes, the 2033 Notes and the 2052 Notes, the “Notes”) of Intercontinental Exchange, Inc. (the “Issuer”), and should be read together with the preliminary prospectus supplement dated May 12, 2022 relating to the Offering, and the accompanying prospectus dated March 3, 2021 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-253816) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). Capitalized terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	Intercontinental Exchange, Inc.

Expected Ratings (Moody’s / S&P)*:	A3 / A-

Securities:	3.650% Senior Notes due 2025 4.000% Senior Notes due 2027 4.350% Senior Notes due 2029 4.600% Senior Notes due 2033 4.950% Senior Notes due 2052 5.200% Senior Notes due 2062

Principal Amount:	$1,250,000,000 of the 2025 Notes $1,500,000,000 of the 2027 Notes $1,250,000,000 of the 2029 Notes $1,500,000,000 of the 2033 Notes $1,500,000,000 of the 2052 Notes $1,000,000,000 of the 2062 Notes

Trade Date:	May 12, 2022

Settlement Date:	May 23, 2022 (T+7)

Maturity Date:

May 23, 2025 for the 2025 Notes

September 15, 2027 for the 2027 Notes

June 15, 2029 for the 2029 Notes

March 15, 2033 for the 2033 Notes

June 15, 2052 for the 2052 Notes

June 15, 2062 for the 2062 Notes

Interest Payment Dates:

2025 notes: Semi-annually on May 23 and November 23 of each year, commencing on November 23, 2022

2027 notes and 2033 notes: Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2022

2029 notes, 2052 notes and 2062 notes: Semi-annually on June 15 and December 15 of each year, commencing on December 15, 2022

Coupon (Interest Rate):	3.650% for the 2025 Notes 4.000% for the 2027 Notes 4.350% for the 2029 Notes 4.600% for the 2033 Notes 4.950% for the 2052 Notes 5.200% for the 2062 Notes

Day Count Convention:	30/360

Price to Public:

99.890% of the principal amount for the 2025 Notes

99.735% of the principal amount for the 2027 Notes

99.894% of the principal amount for the 2029 Notes

99.947% of the principal amount for the 2033 Notes

98.610% of the principal amount for the 2052 Notes

99.328% of the principal amount for the 2062 Notes

Benchmark Treasury:

UST 2.625% due April 15, 2025 for the 2025 Notes

UST 2.750% due April 30, 2027 for the 2027 Notes

UST 2.875% due April 30, 2029 for the 2029 Notes

UST 1.875% due February 15, 2032 for the 2033 Notes

UST 1.875% due November 15, 2051 for the 2052 Notes

UST 1.875% due November 15, 2051 for the 2062 Notes

Benchmark Treasury Price and Yield:

99-21 3⁄4 / 2.739% for the 2025 Notes

99-23+ / 2.807% for the 2027 Notes

100-01+ / 2.867% for the 2029 Notes

91-22 / 2.857% for the 2033 Notes

77-13 / 3.040% for the 2052 Notes

77-13 / 3.040% for the 2062 Notes

Spread to Benchmark Treasury:

T + 95 basis points for the 2025 Notes

T + 125 basis points for the 2027 Notes

T + 150 basis points for the 2029 Notes

T + 175 basis points for the 2033 Notes

T + 200 basis points for the 2052 Notes

T + 220 basis points for the 2062 Notes

Yield to Maturity:	3.689% for the 2025 Notes 4.057% for the 2027 Notes 4.367% for the 2029 Notes 4.607% for the 2033 Notes 5.040% for the 2052 Notes 5.240% for the 2062 Notes

Special Mandatory Redemption:	In the event that the Issuer does not consummate the Black Knight Acquisition on or prior to May 4, 2023 (subject to two automatic extensions of three months each, to August 4, 2023 and to November 4, 2023, respectively, if U.S. antitrust clearance or a related law, injunction, order or other judgment, in each case whether temporary, preliminary or permanent, that restrains, enjoins or otherwise prohibits the consummation of the Merger remains outstanding and all other conditions to closing are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied if the closing were to occur on such date) at each extension date (the “outside date”)), or the Merger Agreement is terminated at any time prior to the outside date, the Issuer will be required to redeem all of the outstanding 2025 notes, 2027 notes, 2029 notes and 2062 notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Optional Redemption:

2025 Notes: Make-whole call at any time prior to the maturity date at T+15 basis points.

2027 Notes: Make-whole call at any time prior to August 15, 2027 (one month prior to the maturity date of the 2027 Notes) at T+20 basis points; par call at any time on or after August 15, 2027 (one month prior to the maturity date of the 2027 Notes).

2029 Notes: Make-whole call at any time prior to April 15, 2029 (two months prior to the maturity date of the 2029 Notes) at T+25 basis points; par call at any time on or after April 15, 2029 (two months prior to the maturity date of the 2029 Notes).

2033 Notes: Make-whole call at any time prior to December 15, 2032 (three months prior to the maturity date of the 2033 Notes) at T+30 basis points; par call at any time on or after December 15, 2032 (three months prior to the maturity date of the 2033 Notes).

2052 Notes: Make-whole call at any time prior to December 15, 2051 (six months prior to the maturity date of the 2052 Notes) at T+30 basis points; par call at any time on or after December 15, 2051 (six months prior to the maturity date of the 2052 Notes).

2062 Notes: Make-whole call at any time prior to December 15, 2061 (six months prior to the maturity date of the 2062 Notes) at T+35 basis points; par call at any time on or after December 15, 2061 (six months prior to the maturity date of the 2062 Notes).

Net Proceeds to the Issuer (Before Offering Expenses):	$7,911,522,500 ($1,243,625,000 from the 2025 Notes, $1,487,025,000 from the 2027 Notes, $1,240,862,500 from the 2029 Notes, $1,489,455,000 from the 2033 Notes, $1,466,025,000 from the 2052 Notes and $984,530,000 from the 2062 Notes)

CUSIP Number:	45866F AT1 for the 2025 Notes 45866F AU8 for the 2027 Notes 45866F AV6 for the 2029 Notes 45866F AW4 for the 2033 Notes 45866F AX2 for the 2052 Notes 45866F AY0 for the 2062 Notes

ISIN:	US45866FAT12 for the 2025 Notes US45866FAU84 for the 2027 Notes US45866FAV67 for the 2029 Notes US45866FAW41 for the 2033 Notes US45866FAX24 for the 2052 Notes US45866FAY07 for the 2062 Notes

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

BBVA Securities Inc. (for the 2027 notes)

BMO Capital Markets Corp. (for the 2033 notes)

Fifth Third Securities, Inc. (for the 2029 notes)

Mizuho Securities USA LLC (for the 2052 notes)

PNC Capital Markets LLC (for the 2062 notes)

Senior Co-Managers:

BBVA Securities Inc. (other than the 2027 notes)

BMO Capital Markets Corp. (other than the 2033 notes)

Fifth Third Securities, Inc. (other than the 2029 notes)

Mizuho Securities USA LLC (other than the 2052 notes)

PNC Capital Markets LLC (other than the 2062 notes)

Co-Manager:	SG Americas Securities, LLC

*

Note: An explanation of the significance of securities ratings may be obtained from the assigning rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of Notes should be evaluated independently from similar ratings of other securities. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BofA Securities, Inc., Goldman Sachs & Co. LLC or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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